Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
(To Post-Effective Amendment No. 2 to	Registration No. 333-186128
Registration Statement on Form S-1 Dated June 19, 2013)

Community Financial Shares, Inc.
Up to 19,684,700 Shares of Common Stock

This prospectus supplement relates to the offer and sale from time to time of up to 19,684,700  shares of common stock of Community Financial Shares, Inc., a Maryland corporation (the “Company”), by the selling stockholders named in the prospectus (the “Prospectus”) included in Registration Statement No. 333-186128.  You should read this prospectus supplement in conjunction with the Prospectus, and this prospectus supplement is qualified in its entirety by reference to the Prospectus, except to the extent that the information contained in this prospectus supplement supersedes or supplements the information contained in the Prospectus.

This prospectus supplement includes the disclosure under “Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” in the Company’s  Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2013 (the “Form 8-K”).   The text of the Form 8-K is attached hereto.

Investing in our common stock involves risks, including the possible loss of principal.  See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 19, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
______________________________

Date of Report (Date of earliest event reported): August 15, 2013

COMMUNITY FINANCIAL SHARES, INC.
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation)	0-51296 (Commission File Number)	36-4387843 (IRS Employer Identification No.)

357 Roosevelt Road, Glen Ellyn, Illinois 60137
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (630) 545-0900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)-(c) On August 15, 2013, the Board of Directors of Community Financial Shares, Inc. (the “Company”) and Community Bank – Wheaton/Glen Ellyn (the “Bank”) appointed Donald H. Wilson as the President and Chief Executive Officer of the Company and the Bank effective as of August 15, 2013. As a result of the management restructuring, effective as of August 15, 2013, Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank, is no longer employed by the Company or the Bank.

Mr. Wilson, age 53, has served as the Chairman of the Company’s and the Bank’s Board of Directors since April 2013 and will continue to serve in this capacity following his appointment as the President and Chief Executive Officer of the Company and the Bank. Mr. Wilson has also served as the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial services strategic consulting firm, since June 2009 and has more than 25 years of experience in the banking industry. Mr. Wilson began his career at the Federal Reserve Bank of Chicago, serving in the bank examination and economic research divisions, and has subsequently held executive management positions at several large financial institutions and financial services companies. Prior to June 2009, Mr. Wilson was the Chief Operating Officer at Amcore Financial. As President and Chief Executive Officer of the Company and the Bank, Mr. Wilson will receive an annual salary of approximately $250,000 as well as a standard benefits package that includes health and dental insurance benefits.

In connection with Mr. Wilson’s appointment as President and Chief Executive Officer of the Company and the Bank, the Company and the Bank terminated their previously disclosed Advisory Services Agreement with Stone Pillar Advisors, Ltd., pursuant to which Stone Pillar Advisors, Ltd. provided certain consulting services to the Company and the Bank.

On August 16, 2013, the Company issued a press release announcing Mr. Wilson’s appointment as the President and Chief Executive Officer of the Company and the Bank. A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Number    Description

99.1     Press Release Dated August 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

Date: August 15, 2013	By:	/s/ Donald H. Wilson
Donald H. Wilson
Chairman, President and Chief Executive Officer

FOR IMMEDIATE RELEASE

Contact:                 Donald H. Wilson
President and Chief Executive Officer
(630) 545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES APPOINTMENT OF NEW
PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 16, 2013, Glen Ellyn, Illinois — Community Financial Shares, Inc., (the “Company”) (OTCQB: CFIS), the parent company of Community Bank-Wheaton/Glen Ellyn (the “Bank”), announced today that the Board of Directors of the Company and the Bank has appointed Donald H. Wilson as the President and Chief Executive Officer of the Company and the Bank effective as of August 15, 2013. As a result of the management restructuring, effective as of August 15, 2013, Scott W. Hamer, the former President and Chief Executive Officer of the Company and the Bank, is no longer employed by the Company or the Bank.

Mr. Wilson has served as the Chairman of the Company’s and the Bank’s Board of Directors since April 2013 and will continue to serve in this capacity following his appointment as the President and Chief Executive Officer of the Company and the Bank. Mr. Wilson has also served as the Chairman and Chief Executive Officer of Stone Pillar Advisors, Ltd., a financial services strategic consulting firm, since June 2009 and has more than 25 years of experience in the banking industry. Mr. Wilson began his career at the Federal Reserve Bank of Chicago, serving in the bank examination and economic research divisions, and has subsequently held executive management positions at several large financial institutions and financial services companies.
About Community Financial Shares, Inc.

Community Financial Shares, Inc. is a bank holding company, headquartered in Glen Ellyn, Illinois, whose wholly-owned subsidiary, Community Bank-Wheaton/Glen Ellyn, is a state-chartered commercial bank insured by the FDIC. The Bank provides banking services common to the industry, including but not limited to, demand, savings and time deposits, loans, mortgage loan origination for investors, cash management, electronic banking services, internet banking services including bill payment, Community Investment Center services, and debit cards. The Company’s common stock is quoted on the OTCQB under the symbol “CFIS.” More information can be obtained by visiting CFIS's web site at www.cbwge.com (which is not a part of this press release).